Exhibit 99.1

Campus Crest Communities, Inc. Reports First Quarter 2012 Results

– Same Store Net Operating Income Up 8.6% –

– Same Store Net Operating Income Margin Up 200 Basis Points –

– Pre-Leasing For 2012/2013 Academic Year in Wholly-Owned Operating Portfolio Up 330 Basis Points To 61.3% –

Charlotte, NC – April 30, 2012 – Campus Crest Communities, Inc. (NYSE:CCG) (the “Company”), a leading developer, builder, owner and manager of high-quality, purpose-built student housing, today announced results for the three months ended March 31, 2012.

Highlights

•	Funds from Operations Adjusted (“FFOA”) of $0.18 per diluted share, which excludes the non-cash charge associated with debt pre-payment

•	Funds from Operations (“FFO”) of $0.15 per diluted share for the quarter

•	37.0% increase in year-over-year quarterly student housing rental and services revenue

•	Wholly-owned same store results:

•	8.6% growth in Net Operating Income (“NOI”), from $7.2 million to $7.8 million

•	200 basis point increase in NOI margin, from 52.6% to 54.6%

•	210 basis point increase in average occupancy to 91.2%

•	Wholly-owned operating portfolio was 61.3% pre-leased for 2012/2013 academic year as of April 29, 2012, compared to 58.0% at April 29, 2011

•	Six new developments on schedule and on budget for delivery in third quarter 2012

•	Closed 8.0% coupon preferred stock offering, raising $55.4 million in net proceeds

Financial Results for the Three Months Ended March 31, 2012

For the three months ended March 31, 2012, FFO and FFOA are shown in the table below. The Company retired debt and incurred a non-cash charge from the write-off of unamortized deferred financing fees in the amount of approximately $960,000, or $0.03 per diluted share. FFOA adjusts for this non-cash item, which was previously disclosed and excluded from the Company’s 2012 FFO guidance.

FFO/FFOA

	Three Months Ended March 31,
($mm, except per share)	2012	Per share - diluted	2011	Per share - diluted
FFO	$4.6	$0.15	$5.1	$0.17
Write-Off of Unamortized Deferred Financing Fees	$1.0	$0.03	—	—
Elimination of Change in Fair Value of Int. Rate Derivatives	—	—	($0.2)	($0.01)

FFOA	$5.6	$0.18	$4.9	$0.16

A reconciliation of net loss to FFO and FFOA can be found at the end of this release.

For the quarter ended March 31, 2012, the Company reported total revenues of $32.9 million and net loss attributable to common stockholders of $(1.6) million, compared to $23.9 million and $(0.5) million, respectively, in the same period in 2011.

“Our teams in the field continue to make solid progress, while our teams in our Charlotte headquarters continue to refine our proprietary systems that provide real time data to help make the best decisions possible,” commented Ted W. Rollins, Co-Chairman and Chief Executive Officer of Campus Crest. “Our people-focused investments and initiatives are bearing fruit, and we are redoubling efforts in all areas of the Company to drive operational excellence. Our training, recruiting and roving teams, in particular, have made outstanding progress, and our development and construction teams continue to source and build attractive projects. With the success of our preferred offering, we begin the second quarter of 2012 well-capitalized with the financial capacity to commence the 2013 deliveries. We continue to be excited by our progress on portfolio leasing, operations, and construction at our properties that deliver in the third quarter of this year.”

Operating Results

For the three months ended March 31, 2012, results for wholly-owned same store properties were as follows:

Same Store Results

	Three Months Ended March 31,
($mm)	2012	2011	% Change
Occupancy	91.2%	89.1%	2.1%
Total Revenues	$14.2	$13.6	4.6%
NOI	$7.8	$7.2	8.6%
NOI Margin	54.6%	52.6%	2.0%

The improvement in same-store NOI was driven by higher occupancy, increased rental rates and service revenue and ongoing improvements in expense management. NOI margin is calculated by dividing NOI for the period by total student housing rental and services revenues for the period. A reconciliation of net loss to NOI can be found at the end of this release. In addition, details regarding same store NOI and calculations thereof may be found in the supplemental earnings schedule.

Portfolio & Leasing Update

As of March 31, 2012, the Company owned interests in 33 operating properties and 17,064 beds. The portfolio overview and leasing status for the 2011/2012 academic year is outlined in the table below:

Portfolio & 2011/2012 Academic Year Leasing Update

					March 31,
	Number of Properties	Ownership	Units	Beds	2012	2011
Wholly-Owned Properties
Existing	21	100.0%	3,920	10,528	90.6%	88.5%
JV Acquisitions	2	100.0%	392	1,040	96.9%	98.2%
2011 Deliveries	4	100.0%	844	2,316	81.5%	n/a

Total - Wholly-Owned	27		5,156	13,884	89.5%	89.3%

Joint Venture Properties
Existing	4	49.9%	736	2,012	86.7%	84.4%
2011 Deliveries	2	20.0%	432	1,168	86.3%	n/a

Total - Joint Venture	6		1,168	3,180	86.6%	84.4%

Total Portfolio	33		6,324	17,064	89.0%	88.6%

All properties were built by the Company or its predecessor and are, on average, within 0.7 miles from campus with an average age of 3.2 years as of March 31, 2012.

As of April 29, 2012 and 2011, pre-leasing at the Company’s portfolio for the 2012/2013 academic year was as follows:

2012/2013 Academic Year Pre-Leasing

					April 29,
	Number of Properties	Ownership	Units	Beds	2012	2011
Wholly-Owned Properties
Existing	21	100.0%	3,920	10,528	61.8%	61.0%
JV Acquisitions	2	100.0%	392	1,040	63.1%	71.9%
2011 Deliveries	4	100.0%	844	2,316	57.8%	37.9%

Total - Wholly-Owned	27		5,156	13,884	61.3%	58.0%

Joint Venture Properties
Existing	4	49.9%	736	2,012	50.9%	59.0%
2011 Deliveries	2	20.0%	432	1,168	52.1%	53.5%

Total - Joint Venture	6		1,168	3,180	51.4%	57.0%

Total Operating Portfolio	33		6,324	17,064	59.4%	57.8%

2012 Deliveries
Wholly-Owned	3	100.0%	620	1,804	85.4%	n/a
Joint Venture	3	10.0%	662	1,856	51.9%	n/a

Total - 2012 Deliveries	6		1,282	3,660	68.4%	n/a

Total Portfolio	39		7,606	20,724	61.0%	57.8%

Development Activity

The Company continued work on its 2012/2013 academic year projects for delivery in the third quarter. The total construction program is approximately $156.8 million, consisting of three wholly-owned and three joint-venture communities, with total expected construction costs of $84.7 million and $72.1 million, respectively. Details of these developments are as follows:

2012/2013 Academic Year Developments

Project	University Served	Total Enrollment[1]	Dist. to Campus (miles)	Units	Beds	Est. Cost ($mm)
Wholly-Owned
The Grove at Auburn	Auburn University	25,469	0.1	216	600	$26.3
The Grove at Flagstaff	Northern Arizona Univ.	17,761	0.3	216	584	33.1
The Grove at Orono	University of Maine	11,168	0.5	188	620	25.3

Average/Sub Total[2]		18,133	0.3	620	1,804	$84.7

Joint Venture[3]
The Grove at Fayetteville	University of Arkansas	23,199	0.5	232	632	$26.5
The Grove at Laramie	University of Wyoming	10,568	0.3	224	612	24.8
The Grove at Stillwater[4]	Oklahoma State Univ.	22,411	0.8	206	612	20.7

Average/Sub Total[2]		18,726	0.5	662	1,856	$72.1

Average/ Total[2]		18,429	0.4	1,282	3,660	$156.8

[1]	All data is from school websites as of fall 2011.
[2]	Total Enrollment and Dist. to Campus are averages, while others are totals.
[3]

The Company owns a 10% interest in the joint venture communities, with Harrison Street Real Estate Capital (“HSRE”) owning the balance. Total gross fees to the Company for the joint venture projects are approximately $6.7 million, of which $3.5 million have been earned through March 31, 2012.

[4]	Acquisition of existing community with 138 units and 384 beds. New development adds 68 units and 228 beds.

Balance Sheet and Capital Markets

The Company actively manages its balance sheet. Details of the current capital structure and the outstanding debt follow:

Capital Structure and Debt Summary

Closing common share price at March 30, 2012	$11.66

Common shares	30,630
Operating partnership units	336
Restricted stock	551

Total shares and units outstanding	31,517

Total equity market value	$367,488
Total preferred equity outstanding	57,500
Total debt outstanding	234,426

Total market capitalization	$659,414

Debt to total market capitalization	35.6%
Debt to gross assets[1]	36.2%

Wholly-Owned Debt[2]	Principal Outstanding	Weighted Average Interest Rate	Average Years to Maturity
Fixed rate mortgage and construction loans	$109,148	5.49%	5.4
Variable rate mortgage and construction loans	28,726	2.74%	0.7
Variable rate credit facility	94,000	2.51%	2.4
Other debt, fixed rate	2,552	5.00%	19.6

Total/Weighted Average	$234,426	3.95%	3.8

[1]	Gross assets is defined as total assets plus accumulated depreciation, as reported in the Company’s March 31, 2012 consolidated balance sheet.
[2]

Excludes joint venture debt of $48.3 million, of which the Company is 49.9% owner, $29.6 million, of which the Company is 20.0% owner, and $7.1 million, of which the Company is a 10.0% owner. The Company is the guarantor of these loans.

In February, the Company completed its inaugural public offering of preferred stock raising $55.4 million of net proceeds. The Company sold 2,300,000 shares of its 8% Series A Cumulative Redeemable Preferred Stock (inclusive of the underwriter’s over allotment) at $25.00 per share. The net proceeds were used to repay $48.9 million of indebtedness outstanding under construction loans used to fund four wholly-owned properties delivered for the 2011/2012 academic year, and the remaining proceeds were for general corporate purposes, including funding properties currently under development. The Company is currently evaluating financing options – including contributing assets to the unencumbered pool of the revolving line of credit and long-term, fixed rate debt – for the four unencumbered properties.

Dividend

On March 14, 2012, the Company declared a first quarter dividend of $0.16 per common share and operating partnership unit, equating to $0.64 per common share and operating partnership unit on an annualized basis. The dividend was paid on April 11, 2012 to shareholders of record as of March 28, 2012.

The Company also declared a first quarter dividend of $0.3722 per share of Series A Preferred stock. The dividend was paid on April 16, 2012, to shareholders of record as of March 28, 2012. The dividend represents the pro-rated dividend for the period from the issuance date of the Series A Preferred Stock through April 15, 2012, and is based on a quarterly dividend of $0.50 per share.

2012 Outlook

Based upon management’s current estimates, the Company is reiterating its guidance for full year 2012 of FFO per fully diluted share of $0.75 to $0.81.

The Company’s guidance excludes a non-cash charge of approximately $960,000 related to the write-off of unamortized deferred financing fees associated with construction debt paid-off in connection with the February 2012 preferred equity offering.

Conference Call Details

The Company will host a conference call on Tuesday, May 1, 2012, at 9:00 a.m. (Eastern Time) to discuss the financial results.

The call can be accessed live over the phone by dialing 877-407-3982, or for international callers, 201-493-6780. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176, or for international callers, 858-384-5517. The passcode for the replay is 392243. The replay will be available until May 8, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at http://investors.campuscrest.com/. The on-line replay will be available for a limited time beginning immediately following the call.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders. These can be found under the “Earnings Center” tab in the Investor Relations section of the Company’s web site at http://investors.campuscrest.com/.

About Campus Crest Communities, Inc.

Campus Crest Communities, Inc. (NYSE: CCG) is a leading developer, builder, owner and manager of high-quality, purpose-built student housing properties located close to campuses in targeted U.S. markets. The Company is a self-managed, self-administered and vertically-integrated real estate investment trust which operates all of its properties under The Grove® brand. Campus Crest Communities owns interests in 33 operating student housing properties containing approximately 6,324 apartment units and 17,064 beds and boasts the youngest standardized portfolio in the industry. Since its inception, the Company has focused on customer service, privacy, on-site amenities and its proprietary residence life programs to provide college students across the USA with a higher quality of living. Additional information can be found on the Company’s website at http://www.campuscrest.com.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements in this press release include, among others, statements about outlook for FFO, growth and development opportunities, leasing activities, financing strategies, development and construction projects and long term value creation. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, except as otherwise required by federal securities laws, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the risk factors discussed in the Company’s most recent Annual Report on Form 10-K, as updated in the Company’s Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

(704) 496-2581

Investor.Relations@CampusCrest.com

CAMPUS CREST COMMUNITIES

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in $000s)

	March 31, 2012	December 31, 2011
Assets
Investment in real estate, net:
Student housing properties	$515,104	$512,902
Accumulated depreciation	(81,538)	(76,164)
Development in process	71,783	44,862

Investment in real estate, net	$505,349	$481,600
Investment in unconsolidated entities	22,360	21,052
Cash and cash equivalents	7,151	10,735
Restricted cash	2,753	2,495
Student receivables, net	1,052	1,259
Cost and earnings in excess of construction billings	16,095	10,556
Other assets, net	11,912	12,819

Total assets	$566,672	$540,516

Liabilities and equity
Liabilities:
Mortgage and construction loans	$137,874	$186,914
Line of credit and other debt	96,552	82,052
Accounts payable and accrued expenses	42,149	30,909
Construction billings in excess of cost and earnings	105	165
Other liabilities	10,096	9,341

Total liabilities	$286,776	$309,381

Stockholders’ equity:
Preferred stock	$23	$0
Common stock	307	307
Additional paid-in capital	303,847	248,599
Accumulated deficit and distributions	(28,017)	(21,410)
Accumulated other comprehensive loss	(366)	(387)

Total stockholders’ equity	$275,794	$227,109
Noncontrolling interests	4,102	4,026

Total equity	$279,896	$231,135

Total liabilities and equity	$566,672	$540,516

CAMPUS CREST COMMUNITIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in $000s, except per share data)

	Three Months Ended March 31,
	2012[1]	2011	$ Change
Revenues:
Student housing rental	$17,858	$13,152	$4,706
Student housing services	763	438	325
Development, construction and management services	14,256	10,284	3,972

Total revenues	$32,877	$23,874	$9,003
Operating expenses:
Student housing operations	$8,578	$6,440	$2,138
Development, construction and management services	13,458	9,225	4,233
General and administrative	2,326	1,948	378
Ground leases	52	52	—
Depreciation and amortization	5,856	5,157	699

Total operating expenses	$30,270	$22,822	$7,448
Equity in earnings (loss) of unconsolidated entities	96	(242)	338

Operating income	$2,703	$810	$1,893

Nonoperating income (expense):
Interest expense[2]	(3,573)	(1,375)	(2,198)
Change in fair value of interest rate derivatives	(49)	196	(245)
Other income	2	46	(44)

Total nonoperating expense, net	($3,620)	($1,133)	($2,487)

Net loss before income taxes	($917)	($323)	($594)
Income tax expense	(63)	(151)	88

Net loss	($980)	($474)	($506)
Net loss attributable to noncontrolling interests	9	2	7

Net loss attributable to stockholders	(971)	(472)	(499)
Preferred stock dividends	(664)	—	(664)

Net loss attributable to common stockholders	($1,635)	($472)	(1,163)

Net loss per share attributable to common stockholders:
Basic and diluted	($0.05)	($0.02)
Weighted average common shares outstanding:
Basic and diluted	30,923	30,708

[1]

Includes consolidated results from the operations at The Grove at Huntsville and The Grove at Statesboro, which were included in equity in earnings (loss) of unconsolidated entities prior to the Company’s acquisition of its joint venture partner’s interest on December 29, 2011.

[2]

Includes an approximate $960,000 non-cash charge in 2012 related to the write-off of unamortized deferred financing fees associated with construction debt paid-off in connection with the February 2012 preferred equity offering.

CAMPUS CREST COMMUNITIES

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS (“FFO”) and NET OPERATING INCOME (“NOI”) (unaudited)

(in $000s, except per share data)

	Three Months Ended March 31,
	2012[1]	2011	$ Change

Net loss attributable to common stockholders	($1,635)	($472)	($1,163)
Net loss attributable to noncontrolling interests	(9)	(2)	(7)
Real estate related depreciation and amortization	5,789	5,097	692
Real estate related depreciation and amortization - unconsolidated joint ventures	493	522	(29)

FFO available to common shares and OP units[2]	$4,638	$5,145	($507)
Elimination of change in fair value of interest rate derivatives[3]	—	(196)	196
Elimination of non-cash charge from the write-off of unamortized deferred financing fees	960	—	960

Funds from operations adjusted (FFOA) available to common shares and OP units	$5,598	$4,949	$649

FFO per share - diluted[2]	$0.15	$0.17	($0.02)
FFOA per share - diluted	$0.18	$0.16	$0.02
Weighted average common shares and OP units outstanding - diluted	31,359	31,143	216

	Three Months Ended March 31,
	2012[1]	2011[3]

Net loss attributable to common stockholders	($1,635)	($472)
Net loss attributable to noncontrolling interests	(9)	(2)
Preferred stock dividends	664	—
Income tax expense	63	151
Other income (expense)	(2)	(46)
Change in fair value of interest rate derivatives	49	(196)
Interest expense	3,573	1,375
Equity in earnings (loss) of unconsolidated entities	(96)	242
Depreciation and amortization	5,856	5,157
Ground lease expense	52	52
General and administrative expense	2,326	1,948
Development, construction and management services expenses	13,458	9,225
Development, construction and management services revenues	(14,256)	(10,284)

Total NOI	$10,043	$7,150

Same store properties NOI	7,764	7,150
New properties NOI	2,279	—

[1]

Includes consolidated results from the operations at The Grove at Huntsville and The Grove at Statesboro, which were included in equity in loss of unconsolidated entities prior to the Company’s acquisition of its joint venture partner’s interest on December 29, 2011.

[2]

Includes an approximate $960,000 non-cash charge in 2012 related to the write-off of unamortized deferred financing fees associated with construction debt paid-off in connection with the February 2012 preferred equity offering.

[3]	Includes only the non-cash portion of the change in the fair value of unhedged derivatives.

Non-GAAP Financial Measures

FFO and FFOA

FFO is a non-GAAP financial measure. We calculate FFO in accordance with the definition that was adopted by the Board of Governors of NAREIT. FFO, as defined by NAREIT, represents net income (loss) determined in accordance with U.S. GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, in October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO.

We use FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating expenses. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations, the utility of FFO as a measure of our performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to FFO published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (loss) (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. FFO should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

FFOA is a non-GAAP financial measure. In addition to FFO, we believe it is also a meaningful measure of our performance to adjust FFO to exclude the change in fair value of interest rate derivatives and non-cash charges from the write-off of unamortized deferred financing fees. Excluding these two items adjusts FFO to be more reflective of operating results prior to capital replacement or expansion, debt service obligations or other commitments and contingencies.

NOI

NOI is a non-GAAP financial measure. We calculate NOI by adding back to net income (loss) the following expenses or charges: income tax expense, interest expense, equity in earnings (loss) of unconsolidated entities, preferred stock dividends, depreciation and amortization, ground lease expense, general and administrative expense and development, construction and management services expense. The following income or gains are then deducted from net income (loss), adjusted for add backs of expenses or charges: other income, change in fair value of interest rate derivatives and development, construction and management services revenue. We believe these adjustments help provide a performance measure, when compared year over year, that illustrates the operating results of our wholly-owned properties and captures trends in student housing rental and services income and student housing operating expenses.

NOI excludes multiple components of net loss (computed in accordance with U.S. GAAP) and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially and adversely impact our results of operations. Therefore, the utility of NOI as a measure of our performance is limited. Additionally, other companies, including other equity REITs, may use different methodologies for calculating NOI and, accordingly, NOI as disclosed by such other companies may not be comparable to NOI published herein. Therefore, we believe that in order to facilitate a clear understanding of our historical operating results, NOI should be examined in conjunction with net loss (computed in accordance with U.S. GAAP) as presented in the consolidated financial statements included elsewhere in this document. NOI should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our properties’ financial performance or to cash flow from operating activities (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.